800 Cabin Hill Drive, Greensburg, PA 15601-1689

Media, contact: Fred Solomon Manager, Corporate Communications Phone: (724) 838-6650 Media Hotline: (888)233-3583 E-Mail: fsolomo@alleghenyenergy.com	Investor contact: Max Kuniansky Executive Director, Investor Relations and Corporate Communications Phone: (724) 838-6895 E-Mail: mkunian@alleghenyenergy.com

FOR IMMEDIATE RELEASE

Allegheny Energy Reports Second Quarter 2005 Results

GREENSBURG, Pa., July 28, 2005 — Allegheny Energy, Inc. (NYSE: AYE) today announced a consolidated net loss of $18.4 million, or $0.12 per diluted share, for the second quarter of 2005, compared with a net loss of $39.5 million, or $0.31 per diluted share, for the same period in 2004.

To provide a better understanding of core results and trends, Allegheny Energy also reported adjusted financial results, which are non-GAAP financial measures. Adjusted net income from continuing operations was $12.7 million, or $0.08 per diluted share, for the second quarter of 2005. The adjusted 2005 results exclude costs of $47.2 million (pre-tax) related to an April 2005 tender offer for the company’s 11 7/8% convertible trust preferred securities, $11.2 million (pre-tax) received from a former trading executive’s forfeited assets and insurance proceeds of $6.7 million (pre-tax) related to the 2004 extended outage at the Hatfield’s Ferry power station. Also excluded is a $12.3 million after-tax loss from discontinued operations.

For the second quarter of 2004, the adjusted net loss from continuing operations was $26.2 million, or $0.21 per diluted share. The 2004 adjusted results exclude a loss of $11.7 million (pre-tax) on the release of gas pipeline capacity and a $6.6 million after-tax loss from discontinued operations. A reconciliation of these non-GAAP financial measures to results reported in accordance with GAAP is attached to this release.

“Our core operations delivered solid results for the second quarter,” said Paul J. Evanson, Chairman, President and Chief Executive Officer of Allegheny Energy. “We also made progress in refinancing and reducing debt, signing new coal supply agreements, and completing the Pennsylvania generation bidding process. With these accomplishments and our other initiatives, we are on track to deliver significant earnings growth for 2005 and beyond.”

Second Quarter Consolidated Results

Income from continuing operations before income taxes and minority interest was $3.8 million for the second quarter of 2005, an increase of $61.3 million compared with the same period in 2004. Key factors contributing to the improved results include:

•	Operating revenues increased by $105.7 million compared to the same period in 2004, largely as a result of improved performance at the power stations, the inception of market-based rates in Maryland and growth in the number of customers. Second quarter 2004 results were adversely affected by unplanned outages at the Pleasants and Hatfield's Ferry power stations.

•
Fuel, purchased power and transmission expense increased by $53.4 million, reflecting higher coal prices, increased coal consumption due to improved plant performance, and increased power purchases related to the inception of market-based rates in Maryland.
•
Operations and maintenance expense decreased by $32.0 million, primarily as a result of the timing and level of spending for special maintenance at power plants, lower costs for outside services and the receipt of insurance proceeds previously mentioned.
•	Other income increased by $16.6 million due primarily to the cash received from a former trading executive, as noted above.
•
Interest expense increased by $37.2 million due to costs associated with the tender offer previously mentioned. Excluding the tender offer costs, interest expense decreased by $10.0 million, reflecting benefits from debt reduction and debt refinancing.

The effective tax rate for the second quarter of 2005 was affected by adjustments related to certain state tax law changes and the anticipated filing of amended state tax returns for 2003 resulting from expected changes in the company's 2003 federal tax return.

Unplanned outages at the Pleasants and Hatfield’s Ferry power stations in the second quarter 2004 adversely affected that period’s results by approximately $59 million (pre-tax), consisting primarily of lost revenues net of fuel cost savings.

Adjusted earnings from continuing operations before interest, taxes, depreciation and amortization (adjusted EBITDA) for the second quarter of 2005 were $192.7 million, a $70.7 million increase from the second quarter of 2004. Adjusted EBITDA is a non-GAAP financial measure. For a reconciliation of EBITDA to GAAP financial measures and details on the calculation of EBITDA, see the reconciliation of non-GAAP financial measures attached to this release.

Second Quarter Segment Results

Delivery and Services: The Delivery and Services segment reported income from continuing operations of $16.9 million for the second quarter of 2005, a decrease of $8.5 million compared to the same quarter of the prior year. Kilowatt-hour sales increased by 0.6 percent, and operating revenues increased by $4.6 million, reflecting growth in the number of customers and higher prices, partly offset by milder weather compared to the same period in 2004. Cooling degree-days for the second quarter of 2005 were 1 percent lower than the prior year, and 30 percent above normal. The inception of market-based rates in Maryland affected both revenues and purchased power. Purchased power cost increased by $11.9 million. Interest expense increased by $14.9 million, reflecting the tender offer costs (previously mentioned) allocated to the segment. Other income increased by $4.2 million, while income taxes decreased by $10.4 million.

Generation and Marketing: The Generation and Marketing segment reported a loss from continuing operations of $23.0 million for the second quarter of 2005. For the same period in the prior year, the segment reported a loss from continuing operations of $58.2 million, reflecting the unplanned outages at Pleasants and Hatfield’s Ferry. Power plant output increased by 8.1 percent and revenues increased by $84.0 million. Fuel costs increased by $25.0 million due to increased plant output and higher coal prices. Operations and maintenance expenses decreased by $33.1 million, reflecting the shift in the level and timing of spending for special plant maintenance and the insurance proceeds previously mentioned. Other income increased $12.6 million, largely as a result of cash received from the forfeited assets of a former trading executive. Interest expense increased by $22.5 million due to tender offer costs (mentioned above) allocated to the segment. Income taxes increased $44.1 million.

Discontinued Operations: For the second quarter of 2005, Allegheny Energy reported an after-tax loss of $12.3 million on discontinued operations, compared to a loss of $6.6 million in the same quarter of the prior year. The 2005 results reflect a net impairment charge of $8.9 million (after-tax) on the West Virginia natural gas operations and Allegheny Energy’s Midwest generating facilities, as well as the operating performance of those assets.

Six-Month Consolidated Results

For the first six months of 2005, Allegheny reported consolidated net income of $24.2 million, or $0.16 per diluted share, as compared to a net loss of $6.2 million, or $0.05 per diluted share, for the first six months of 2004.

Results for the first half of 2004 were significantly affected by the previously mentioned outages at the Pleasants and Hatfield’s Ferry power stations. A summary of six-month results by business segment is included in the attached financial tables.

Reconciliation of Non-GAAP Financial Measures

This news release and the attached table include non-GAAP financial measures as defined in the Securities and Exchange Commission’s Regulation G. Where noted, we present financial information on an adjusted basis to exclude the effect of certain items as described herein. By presenting adjusted results, management intends to provide investors with a better understanding of the core results and underlying trends from which to consider past performance and prospects for the future. We also present EBITDA as an additional measure of our operating performance.

Users of this financial information should consider the types of events and transactions for which adjustments have been made. Neither the adjusted information nor EBITDA should be considered in isolation or viewed as substitutes for or superior to net income or other data prepared in accordance with GAAP as measures of our operating performance or liquidity. In addition, neither the adjusted information nor EBITDA are necessarily comparable to similarly titled measures provided by other companies.

Pursuant to the requirements of Regulation G, we have attached tables that reconcile non-GAAP financial measures, including those presented in this release, to the most directly comparable GAAP measures.

Investor Conference Call

Allegheny Energy will comment further on these results in an investor conference call at 9:30 a.m. Eastern Time on Friday, July 29, 2005. To listen to a live Internet broadcast of the call, visit www.alleghenyenergy.com. A taped replay of the call will be available after the live broadcast.

Allegheny Energy

Headquartered in Greensburg, Pa., Allegheny Energy is an investor-owned utility consisting of two major businesses. Allegheny Energy Supply owns and operates electric generating facilities, and Allegheny Power delivers low-cost, reliable electric service to customers in Pennsylvania, West Virginia, Maryland, Virginia and Ohio. For more information, visit our Web site at www.alleghenyenergy.com.

Forward-Looking Statements

In addition to historical information, this release contains a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as anticipate, expect, project, intend, plan, believe, and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. These include statements with respect to: regulation and the status of retail generation service supply competition in states served by Allegheny Energy’s distribution business, Allegheny Power; financing plans; demand for energy and the cost and availability of raw materials, including coal; provider-of-last-resort and power supply contracts; results of litigation; results of operations; internal controls and procedures; capital expenditures; status and condition of plants and equipment; regulatory matters; and accounting issues. Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations. Actual results have varied materially and unpredictably from past expectations. Factors that could cause actual results to differ materially include, among others, the following: changes in the price of power and fuel for electric generation; general economic and business conditions; changes in access to capital markets; complications or other factors that render it difficult or impossible to obtain necessary lender consents or regulatory authorizations on a timely basis; environmental regulations; the results of regulatory proceedings, including proceedings related to rates; changes in industry capacity, development and other activities by Allegheny Energy’s competitors; changes in the weather and other natural phenomena; changes in the underlying inputs and assumptions, including market conditions used to estimate the fair values of commodity contracts; changes in laws and regulations applicable to Allegheny Energy, its markets or its activities; the loss of any significant customers or suppliers; dependence on other electric transmission and gas transportation systems and their constraints or availability; changes in PJM, including changes to participant rules and tariffs; the effect of accounting policies issued periodically by accounting standard-setting bodies; and the continuing effects of global instability, terrorism and war. Additional risks and uncertainties are identified and discussed in Allegheny Energy’s reports filed with the Securities and Exchange Commission.

-###-

ALLEGHENY ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2005	2004	2005	2004
Operating revenues	$714,650	$608,995	$1,468,680	$1,344,345
Operating expenses:
Fuel consumed in electric generation	166,139	141,092	340,026	302,804
Purchased power and transmission	108,243	79,877	213,065	160,890
Deferred energy costs, net	(1,805)	1,209	(619)	2,123
Operations and maintenance	200,906	232,852	363,583	433,642
Depreciation and amortization	77,358	74,850	153,769	147,837
Taxes other than income taxes	51,738	48,928	106,796	98,113

Total operating expenses	602,579	578,808	1,176,620	1,145,409

Operating income	112,071	30,187	292,060	198,936
Other income and expenses, net	21,234	4,629	26,487	12,483
Interest expense and preferred dividends:
Interest expense	128,277	91,036	254,071	210,866
Preferred dividends of subsidiary	1,260	1,260	2,519	2,519

Total interest expense and preferred dividends	129,537	92,296	256,590	213,385

Income (loss) from continuing operations before income
taxes and minority interest
	3,768	(57,480)	61,957	(1,966)
Income tax expense (benefit) from continuing operations	9,815	(23,948)	33,191	(930)
Minority interest in net income (loss) of subsidiaries	52	(720)	467	1,139

(Loss) income from continuing operations	(6,099)	(32,812)	28,299	(2,175)
Loss from discontinued operations, net of tax	(12,308)	(6,644)	(4,064)	(4,003)

Net (loss) income	$(18,407)	$(39,456)	$24,235	$(6,178)

Basic weighted average common shares outstanding	156,730,744	126,971,447	147,127,707	126,970,373
Diluted weighted average common shares outstanding	156,730,744	126,971,447	150,276,429	126,970,373
Basic (loss) income per common share:
(Loss) income from continuing operations	$(0.04)	$(0.26)	$0.19	$(0.02)
Loss from discontinued operations, net	(0.08)	(0.05)	(0.03)	(0.03)

Net (loss) income per common share	$(0.12)	$(0.31)	$0.16	$(0.05)

Diluted (loss) income per common share:
(Loss) income from continuing operations	$(0.04)	$(0.26)	$0.19	$(0.02)
Loss from discontinued operations, net	(0.08)	(0.05)	(0.03)	(0.03)

Net (loss) income per common share	$(0.12)	$(0.31)	$0.16	$(0.05)

ALLEGHENY ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

(In thousands)	June 30, 2005	December 31, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$185,790	$189,482
Accounts receivable:
Customer	182,063	164,666
Unbilled utility revenue	137,872	145,498
Wholesale and other	50,078	32,966
Allowance for uncollectible accounts	(16,373)	(19,854)
Materials and supplies	99,565	100,054
Fuel	85,002	61,812
Deferred income taxes	63,662	44,590
Prepaid taxes	50,929	46,900
Assets held for sale	108,131	150,031
Collateral deposits	105,819	88,708
Commodity contracts	9,364	13,523
Restricted funds	22,295	228,857
Regulatory assets	39,120	37,626
Other	13,093	20,273

Total current assets	1,136,410	1,305,132

Property, Plant and Equipment, net:
Generation	5,692,267	5,695,851
Transmission	1,029,692	1,015,751
Distribution	3,439,574	3,366,217
Other	462,924	463,515
Accumulated depreciation	(4,426,279)	(4,341,282)

Subtotal	6,198,178	6,200,052
Construction work in progress	89,593	102,966

Total property, plant and equipment, net	6,287,771	6,303,018

Investments and Other Assets:
Assets held for sale	316,103	340,457
Goodwill	367,287	367,287
Investments in unconsolidated affiliates	28,835	29,991
Intangible assets	33,010	33,215
Other	46,147	46,628

Total investments and other assets	791,382	817,578

Deferred Charges:
Commodity contracts	1,817	3,667
Regulatory assets	553,945	562,843
Other	46,195	52,902

Total deferred charges	601,957	619,412

Total Assets	$8,817,520	$9,045,140

ALLEGHENY ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (continued)
(unaudited)

(In thousands)	June 30, 2005	December 31, 2004
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Long-term debt due within one year	$384,953	$385,142
Accounts payable	201,760	223,584
Accrued taxes	89,764	112,866
Commodity contracts	47,102	40,835
Accrued interest	99,305	61,726
Liabilities associated with assets held for sale	47,472	37,471
Other	149,519	144,082

Total current liabilities	1,019,875	1,005,706

Long-term Debt	3,971,835	4,540,764
Deferred Credits and Other Liabilities:
Commodity contracts	46,307	56,501
Investment tax credit	80,136	83,307
Deferred income taxes	679,944	635,374
Obligations under capital leases	20,110	23,788
Regulatory liabilities	462,517	453,913
Adverse power purchase commitment	192,801	201,377
Liabilities associated with assets held for sale	89,295	89,356
Other	489,107	505,620

Total deferred credits and other liabilities	2,060,217	2,049,236

Minority Interest	22,085	21,618
Preferred Stock of Subsidiary	74,000	74,000
Common Stockholders' Equity:
Common stock--$1.25 par value per share, 260,000,000 shares authorized, 162,713,281 and 137,430,137 shares issued, and 162,663,788 and 137,380,644 shares outstanding at June 30, 2005 and December 31, 2004, respectively	203,392	171,788
Other paid-in capital	1,869,953	1,600,215
Retained deficit	(283,455)	(307,690)
Treasury stock	(1,756)	(1,756)
Accumulated other comprehensive loss	(118,626)	(108,741)

Total common stockholders' equity	1,669,508	1,353,816

Total Liabilities and Stockholders' Equity	$8,817,520	$9,045,140

ALLEGHENY ENERGY, INC. AND SUBSIDIARIES
RESULTS BY BUSINESS SEGMENT
(unaudited)

	Three months ended June 30, 2005				Three months ended June 30, 2004
(In millions)	Delivery and Services	Generation and Marketing	Eliminations	Total	Delivery and Services	Generation and Marketing	Eliminations	Total
Operating revenues	$663.2	$404.5	$(353.0)	$714.7	$658.6	$320.5	$(370.1)	$609.0
Fuel consumed in electric generation	--	(166.1)	--	(166.1)	--	(141.1)	--	(141.1)
Purchased power and transmission	(436.0)	(23.2)	350.9	(108.3)	(424.1)	(23.5)	367.7	(79.9)
Deferred energy costs, net	1.8	--	--	1.8	(1.2)	--	--	(1.2)
Operations and maintenance	(99.7)	(103.3)	2.1	(200.9)	(98.9)	(136.4)	2.4	(232.9)
Depreciation and amortization	(39.0)	(38.4)	--	(77.4)	(36.6)	(38.2)	--	(74.8)
Taxes other than income taxes	(31.4)	(20.3)	--	(51.7)	(30.7)	(18.2)	--	(48.9)

Operating income (loss)	58.9	53.2	--	112.1	67.1	(36.9)	--	30.2
Other income and expenses, net	8.5	12.9	(0.2)	21.2	4.3	0.3	--	4.6
Interest expense and preferred dividends	(47.3)	(82.4)	0.2	(129.5)	(32.4)	(59.9)	--	(92.3)

Income (loss) from continuing operations before
income taxes and minority interest	20.1	(16.3)	--	3.8	39.0	(96.5)	--	(57.5)
Income tax (expense) benefit from continuing operations	(3.2)	(6.6)	--	(9.8)	(13.6)	37.5	--	23.9
Minority interest	--	(0.1)	--	(0.1)	--	0.8	--	0.8

Income (loss) from continuing operations	16.9	(23.0)	--	(6.1)	25.4	(58.2)	--	(32.8)
Loss from discontinued operations, net of tax	(6.5)	(5.8)	--	(12.3)	(1.2)	(5.5)	--	(6.7)

Net income (loss)	$10.4	$(28.8)	$--	$(18.4)	$24.2	$(63.7)	$--	$(39.5)

	Six months ended June 30, 2005				Six months ended June 30, 2004
(In millions)	Delivery and Services	Generation and Marketing	Eliminations	Total	Delivery and Services	Generation and Marketing	Eliminations	Total
Operating revenues	$1,402.6	$821.4	$(755.3)	$1,468.7	$1,379.9	$742.8	$(778.4)	$1,344.3
Fuel consumed in electric generation	--	(340.0)	--	(340.0)	--	(302.8)	--	(302.8)
Purchased power and transmission	(921.1)	(43.0)	751.0	(213.1)	(892.6)	(41.6)	773.3	(160.9)
Deferred energy costs, net	0.6	--	--	0.6	(2.1)	--	--	(2.1)
Operations and maintenance	(184.2)	(183.6)	4.3	(363.5)	(204.7)	(234.1)	5.1	(433.7)
Depreciation and amortization	(77.1)	(76.7)	--	(153.8)	(73.7)	(74.1)	--	(147.8)
Taxes other than income taxes	(66.0)	(40.8)	--	(106.8)	(63.8)	(34.3)	--	(98.1)

Operating income	154.8	137.3	--	292.1	143.0	55.9	--	198.9
Other income and expenses, net	12.2	14.6	(0.3)	26.5	11.5	1.0	--	12.5
Interest expense and preferred dividends	(77.0)	(179.8)	0.2	(256.6)	(65.6)	(147.8)	--	(213.4)

Income (loss) from continuing operations before
income taxes and minority interest	90.0	(27.9)	(0.1)	62.0	88.9	(90.9)	--	(2.0)
Income tax (expense) benefit from continuing operations	(23.4)	(9.8)	--	(33.2)	(35.5)	36.4	--	0.9
Minority interest	--	(0.5)	--	(0.5)	--	(1.1)	--	(1.1)

Income (loss) from continuing operations	66.6	(38.2)	(0.1)	28.3	53.4	(55.6)	--	(2.2)
Income (loss) from discontinued operations, net of tax	4.3	(8.5)	0.1	(4.1)	9.8	(13.8)	--	(4.0)

Net income (loss)	$70.9	$(46.7)	$--	$24.2	$63.2	$(69.4)	$--	$(6.2)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share data)
(unaudited)

THREE MONTHS ENDED JUNE 30, 2005	INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST	NET (LOSS) INCOME	DILUTED (LOSS) INCOME PER SHARE
Calculation of Adjusted Income (Loss):
Income (Loss) - GAAP basis	$3.8	$(18.4)	$(0.12)

Adjustments:
Loss from discontinued operations[1]		12.3
Expense related to conversion of trust preferred securities[2]	47.2	29.8
Cash receipt from former trading executive's forfeited assets[3]	(11.2)	(6.9)
Receipt of Hatfield power station insurance proceeds[4]	(6.7)	(4.1)

Adjusted Income	$33.1	$12.7	$0.08

Calculation of Adjusted EBITDA:
Net Loss - GAAP basis		$(18.4)
Loss from discontinued operations		12.3
Interest expense and preferred dividends		129.5
Income tax expense		9.8
Depreciation and amortization		77.4

EBITDA from continuing operations		210.6
Cash receipt from former trading executive's forfeited assets		(11.2)
Receipt of Hatfield power station insurance proceeds		(6.7)

Adjusted EBITDA from continuing operations		$192.7

THREE MONTHS ENDED JUNE 30, 2004	LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST	NET LOSS	DILUTED LOSS PER SHARE
Calculation of Adjusted Loss:
Loss - GAAP basis	$(57.5)	$(39.5)	$(0.31)

Adjustments:
Loss from discontinued operations		6.6
Loss on release of gas pipeline capacity[5]	11.7	6.7

Adjusted Loss	$(45.8)	$(26.2)	$(0.21)

Calculation of Adjusted EBITDA:
Net Loss - GAAP basis		$(39.5)
Loss from discontinued operations		6.6
Interest expense and preferred dividends		92.3
Income tax benefit		(24.0)
Depreciation and amortization		74.9

EBITDA from continuing operations		110.3
Loss on release of gas pipeline capacity		11.7

Adjusted EBITDA from continuing operations		$122.0

FOOTNOTES:

[1]	This amount includes a net after-tax charge of $8.9 million relating to adjustments to the carrying values of assets held-for-sale.
[2]	This amount is included in Interest expense on the Consolidated Statement of Operations.
[3]	This amount is included in Other income on the Consolidated Statement of Operations.
[4]	This amount is included in Operations and maintenance expense on the Consolidated Statement of Operations.
[5]	This amount is included in Purchased power and transmission on the Consolidated Statement of Operations.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share data)
(unaudited)

SIX MONTHS ENDED JUNE 30, 2005	INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST	NET INCOME	DILUTED INCOME PER SHARE
Calculation of Adjusted Income:
Income - GAAP basis	$62.0	$24.2	$0.16

Adjustments:
Loss from discontinued operations[1]		4.1
Interest expense related to Merrill Lynch summary judgment[2]	38.5	24.3
Expense related to conversion of trust preferred securities[3]	47.2	29.8
Cash receipt from former trading executive's forfeited assets[4]	(11.2)	(6.9)
Receipt of Hatfield power station insurance proceeds[5]	(6.7)	(4.1)

Adjusted Income	$129.8	$71.4	$0.48

Calculation of Adjusted EBITDA:
Net Income - GAAP basis		$24.2
Loss from discontinued operations		4.1
Interest expense and preferred dividends		256.6
Income tax expense		33.2
Depreciation and amortization		153.8

EBITDA from continuing operations		471.9
Cash receipt from former trading executive's forfeited assets		(11.2)
Receipt of Hatfield power station insurance proceeds		(6.7)

Adjusted EBITDA from continuing operations		$454.0

SIX MONTHS ENDED JUNE 30, 2004	LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST	NET LOSS	DILUTED LOSS PER SHARE
Calculation of Adjusted Loss:
Loss - GAAP basis	$(2.0)	$(6.2)	$(0.05)

Adjustments:
Loss from discontinued operations		(4.0)
Gain on California contract escrow release [6]	(68.1)	(39.2)
Write-off of 2003 financing costs [3]	14.1	8.1
Gain on land sale, New York office space charge, net [7]	(4.2)	(2.4)
Loss on release of gas pipeline capacity [8]	11.7	6.7

Adjusted Loss[9]	$(48.5)	$(29.0)	$(0.23)

Calculation of Adjusted EBITDA:
Net Loss - GAAP basis		$(6.2)
Loss from discontinued operations		4.0
Interest expense and preferred dividends		213.4
Income tax benefit		(0.9)
Depreciation and amortization		147.8

EBITDA from continuing operations		358.1
Gain on California contract escrow release		(68.1)
Gain on land sale, New York office space charge, net		(4.2)
Loss on release of gas pipeline capacity		11.7

Adjusted EBITDA from continuing operations[9]		$297.5

FOOTNOTES:

[1]	This amount includes a net after-tax charge of $9.5 million relating to adjustments to the carrying values of assets held-for-sale.
[2]	This amount is included in Interest expense on the Consolidated Statement of Operations. This amount represents the estimated interest owed to Merrill Lynch from March 16, 2001 thru March 31, 2005. It does not include an additional $2.8 million of interest accrued in the second quarter.
[3]	These amounts are included in Interest expense on the Consolidated Statements of Operations.
[4]	This amount is included in Other income on the Consolidated Statement of Operations.
[5]	This amount is included in Operations and maintenance expense on the Consolidated Statement of Operations.
[6]	This amount is included in Operating revenues on the Consolidated Statement of Operations.
[7]	These amounts are included in Operations and maintenance expense and Other income, net, on the Consolidated Statement of Operations.
[8]	This amount is included in Purchased power and transmission on the Consolidated Statement of Operations.
[9]	Not adjusted for $9.2 million of charges related to Allegheny Ventures for write-downs of inventory and discontinued product ($4.3 million), equity interests ($2.3 million) and adjustments in revenue recognition for a percentage of completion contract ($2.6 million).

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions)
(unaudited)

ADJUSTED INTEREST EXPENSE AND PREFERRED DIVIDENDS	THREE MONTHS ENDED JUNE 30, 2005	THREE MONTHS ENDED JUNE 30, 2004
Interest expense and preferred dividends of subsidiary:
As reported	$129.5	$92.3
Expense related to conversion of trust preferred securities	(47.2)	--

As Adjusted	$82.3	$92.3

Allegheny Energy, Inc. and Subsidiaries
Operating Statistics

Unaudited
Three Months Ended June 30,

	2005	2004	Change
Delivery and Services:
Electricity sales (million kWh, including wholesale)	11,369	11,300	+0.6%
Usage per customer (kWh):
Residential	2,596	2,614	-0.7%
Commercial	14,738	14,751	-0.1%
Industrial	190,797	192,836	-1.1%
Natural gas sales (Mmcf)	3,430	3,229	+6.2%
Generation and Marketing:
Generation (million kWh)	11,052	10,218	+8.2%

Unaudited
Six Months Ended June 30,

	2005	2004	Change
Delivery and Services:
Electricity sales (million kWh, including wholesale)	23,869	23,687	+0.8%
Usage per customer (kWh):
Residential	6,169	6,169	-0.4%
Commercial	29,678	29,485	+0.7%
Industrial	374,899	378,563	-1.0%
Natural gas sales (Mmcf)	16,086	17,520	-8.2%
Generation and Marketing:
Generation (million kWh)	23,349	22,449	+4.0%